Filed pursuant to Rule 424(b)(3)
Registration No. 333-133180
PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated December 22, 2006)

6,700,900 Shares

AeroGrow International, Inc.

Common Stock
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This prospectus supplement No. 1 supplements and amends the prospectus dated December 22, 2006 relating to the resale by selling stockholders of up to 6,700,900 shares of common stock of AeroGrow International, Inc. (the “Company,” “we,” or “our”). This prospectus supplement should be read in conjunction with the prospectus dated December 22, 2006, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement superseded the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements thereto.
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Investing in our common stock involves a high degree of risk.
See “Risk Factors” beginning on page 5 of the prospectus.
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Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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We are amending the following statement appearing on the cover page of the prospectus: “An application has been filed to cause the shares of our common stock to be traded on the Over-the-Counter Bulletin Board (‘OTC BB’). No assurance can be made that the stock will become traded on the OTC BB.”

The foregoing statement is hereby amended as follows: “Our common stock has been cleared for trading on the Over-the-Counter Bulletin Board (‘OTC BB’). The Company’s trading symbol will be AGWI.OB. No assurance can be made that a market will develop on the OTC BB.”

We are amending the following statement appearing on page 10 of the prospectus under the heading “Risk Factors”: “There is currently no public market where our stock is traded. An application has been made to cause the Company’s common stock to be traded on the OTC BB, and therefore there is no market for AeroGrow’s shares at this time. No assurance can be made that the stock will become traded on the OTC BB.

The foregoing statement is hereby amended as follows: “Our common stock has been cleared for trading on the OTC BB. The Company’s trading symbol will be AGWI.OB. No assurance can be made that a market will develop on the OTC BB.”

We are amending the following statement appearing on page 11 of the prospectus under the heading “Market Data”: “There is currently no public market where our common is traded. An application has been filed to cause the shares of our common stock to be traded on the OTC BB. However, no assurance can be given that the stock will become traded on the OTC BB.

The foregoing statement is hereby amended as follows: “Our common stock has been cleared for trading on the OTC BB. The Company’s trading symbol will be AGWI.OB. No assurance can be made that a market will develop on the OTC BB.”

We are amending the following statement appearing on page 34 of the prospectus under the heading “Merger with Wentworth”: “Keating Securities filed a Form 211 with the NASD to cause the common stock to be traded on the OTC BB and has responded to application review issues in connection with such filing. As part of that filing, Keating Securities has indicated that it will act as a market maker in the common stock at the time of its initial trading.”

The foregoing statement is hereby amended as follows: “Keating Securities filed a Form 211 with the NASD to cause the common stock to be traded on the OTC BB. We have received confirmation that our stock has been cleared for trading on the OTC BB. As part of that filing, Keating Securities has indicated that it will act as a market maker in the common stock at the time of its initial trading.”

This prospectus supplement is dated January 8, 2007.